Contacts: Gerald O. Hatler, President and CEO

206/628-4250

Gordon D. Browning, EVP & Chief Financial Officer

206/749-7350

NEWS RELEASE

EvergreenBancorp Receives $3.3 Million After-tax Resulting from IPO of Visa, Inc.

SEATTLE, WA – March 31, 2008 – EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, today announced that it will record a first quarter gain of approximately $3.3 million after-tax, or $1.37 per diluted share. Approximately $2.3 million of this was a cash gain resulting from the mandatory redemption of a portion of its Class B Visa, Inc. shares as part of Visa’s recent initial public offering (IPO).

In addition, Evergreen will record a gain of approximately $1.0 million, after-tax, representing its share of the $3 billion litigation reserve escrow account Visa established in conjunction with its IPO. This gain partially offsets the $1.4 million after-tax Visa litigation reserve established in December, 2007.

EvergreenBancorp continues to own 128,548 shares of Visa Class B shares that are convertible into Class A shares. Each Class B share currently is convertible into .71429 Class A shares, which are traded on the New York Stock Exchange. The amount of Class A shares EvergreenBancorp could realize upon conversion of its Class B shares may change depending upon whether additional amounts of money need to be reserved by Visa to settle outstanding litigation. The Class B shares carry a three-year lock-up provision and may not be converted or redeemed during that period. If those shares could be converted today, they would have a market value of approximately $5.7 million.

EvergreenBancorp obtained its ownership of Visa shares, and resulting proportionate share of the Visa litigation settlement, by being a long-time Visa member. Evergreen’s ownership proportion is based upon its percentage of total fees paid to Visa between 1975 and 2005.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.